                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        MERRILL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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     and 0-11.
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     previously. Identify the previous filing by registration statement number,
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
                                     [LOGO]

One Merrill Circle
St. Paul, Minnesota 55108

May 7, 1998

Dear Shareholder:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Merrill Corporation. This year, the meeting will be held on Thursday, May 28, 1998, at 10:00 a.m. local time, at the Minneapolis Marriott City Center Hotel, 30 South 7th St., Minneapolis, Minnesota. We suggest that you read carefully the enclosed Notice of Annual Meeting and Proxy Statement.

We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

Very truly yours,

PAUL G. MILLER                        JOHN W. CASTRO
Chairman of the Board                 President and Chief Executive Officer

                           MERRILL CORPORATION [LOGO]

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 28, 1998

To Our Shareholders:

    Our Annual Meeting of Shareholders will be held on Thursday, May 28, 1998, at 10:00 a.m. local time, at the Minneapolis Marriott City Center Hotel, 30 South 7th St., Minneapolis, Minnesota, for the following purposes:

    1. To elect nine directors to serve for the next year and until their successors are elected and qualified; and

    2. To transact any other business that may come before the Annual Meeting or any adjournment thereof.

    Only shareholders of record at the close of business on April 1, 1998 will be entitled to this notice and may vote at the meeting or at any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Steven J. Machov
                                          SECRETARY

                           MERRILL CORPORATION [LOGO]

                               ONE MERRILL CIRCLE

                                  ENERGY PARK

                           ST. PAUL, MINNESOTA 55108

                            ------------------------

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS,

                                  MAY 28, 1998

                            ------------------------

                                  INTRODUCTION

    Our Annual Meeting of Shareholders will be held on May 28, 1998 at 10:00 a.m. local time, at the Minneapolis Marriott City Center Hotel, 30 South 7th St., Minneapolis, Minnesota, or at any adjournment thereof, for the purposes set forth in the Notice of Meeting.

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to MARK, SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of Common Stock.

    Any proxy given to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company, by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Proxies that are signed by shareholders but that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election as directors of the nominees listed in this Proxy Statement.

    THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

    The Company expects that this Proxy Statement, the Proxy and Notice of Meeting will first be mailed to shareholders on or about May 7, 1998.

                                VOTING OF SHARES

    The close of business on April 1, 1998 has been fixed by the Board of Directors of the Company as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On April 1, 1998, the Company had outstanding 16,326,236 shares of Common Stock, $.01 par value (the "Common Stock"), each such share entitling the holder thereof to one vote in person or by proxy on each matter to be voted on at the Annual Meeting, voting together as a single class. Holders of shares of Common Stock are not entitled to cumulative voting rights.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting (8,163,119 shares as of April 1, 1998) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

    The election of a nominee for director and the approval of each of the other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the meeting). Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter. Shares represented by a proxy card including any broker non-vote on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted either for or against that matter.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of April 23, 1998, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to the Company's Common Stock beneficially owned by directors and nominees for directors of the Company, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all directors, nominees for directors and executive officers of the Company as a group.

                                                         PERCENT
            NAME AND ADDRESS            NUMBER OF           OF
          OF BENEFICIAL OWNER          SHARES (1)      CLASS (1)(2)
     ------------------------------   -------------    ------------
     John W. Castro                    1,949,040(3)        11.9%
      One Merrill Circle
      St. Paul, MN 55108

     Rick R. Atterbury                   368,490(4)         2.2%

     Richard G. Lareau                   297,102(5)         1.8%

     Robert F. Nienhouse                 292,068(6)         1.8%

     Paul G. Miller                       94,310(7)       *

     Ronald N. Hoge                       43,102(8)       *

     James R. Campbell                    25,102(9)       *

     Frederick W. Kanner                  25,042(10)      *

     Michael S. Scott Morton                 -0-          *

     Steven J. Machov                     61,867(11)      *

     Kay A. Barber                        20,760(12)      *

     Kathleen A. Larkin                   14,260(13)      *

     All directors and executive
      officers as a group (12
      persons)                         3,191,143(14)       19.2%

------------------------

 * less than 1%

 (1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

 (2) Based on 16,392,386 shares of Common Stock outstanding as of April 23,
    1998.

 (3) Includes 11,824 shares owned beneficially by Mr. Castro's wife and 2,700 shares owned by Mr. Castro's minor aged children, all to which he may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership. Also includes 13,800 shares Mr. Castro has the right to acquire within 60 days upon the exercise of stock options.

 (4) Includes 58,800 shares Mr. Atterbury has the right to acquire within 60 days upon the exercise of stock options.

 (5) Includes 6,000 shares Mr. Lareau has the right to acquire within 60 days upon the exercise of stock options. Also includes 156,800 shares held in trust for the benefit of individuals not related to Mr. Lareau. He is the trustee for several trusts, but disclaims beneficial ownership of all such shares. Also includes 20,000 shares owned beneficially by Mr. Lareau's wife, as to which he may be deemed to share voting and investment power, but as to which shares he disclaims beneficial ownership.

 (6) Includes 12,000 shares Mr. Nienhouse has the right to acquire within 60 days upon exercise of stock options.

 (7) Includes 12,000 shares Mr. Miller has the right to acquire within 60 days upon the exercise of stock options.

 (8) Includes 32,000 shares Mr. Hoge has the right to acquire within 60 days upon the exercise of stock options.

 (9) Includes 15,000 shares Mr. Campbell has the right to acquire within 60 days upon the exercise of stock options.

(10) Includes 21,000 shares Mr. Kanner has the right to acquire within 60 days upon the exercise of stock options.

(11) Includes 32,547 shares owned beneficially by Mr. Machov's wife and 1,800 shares Mr. Machov's wife has the right to acquire within 60 days upon exercise of options, all as to which he may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership. Also includes 11,520 shares Mr. Machov has the right to acquire within 60 days upon exercise of options.

(12) These shares are not outstanding but deemed beneficially owned by virtue of the right of Ms. Barber to acquire them within 60 days pursuant to exerciseable stock options.

(13) These shares are not outstanding but deemed beneficially owned by virtue of the right of Ms. Larkin to acquire them within 60 days pursuant to exerciseable stock options.

(14) Includes: 156,800 shares held in trusts for which Richard G. Lareau, a director of the Company, is the trustee for all these trusts, but disclaims beneficial ownership of all such shares; (ii) 67,071 shares owned beneficially by the spouses or children of members of the group as to which they may be deemed to share voting and investment power; and (iii) 218,940 shares not outstanding but deemed beneficially owned by virtue of the right of members of the group or their spouses to acquire them within 60 days pursuant to exercisable stock options.

                             ELECTION OF DIRECTORS
                                   PROPOSAL 1

NOMINATION

    The Bylaws of the Company provide that the Board shall consist of at least three members, or such other number as may be determined from time to time by the Board of Directors. The Board of Directors has determined that there will be nine directors of the Company for the ensuing year.

    In the absence of other instructions, the proxies will be voted FOR each of the following individuals, each of whom the Company's Board of Directors proposes for election as a director of the Company. If elected, such individuals will serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. All of the nominees are members of the present Board of Directors, and all, with the exception of Mr. Scott Morton were elected at last year's Annual Meeting of Shareholders. Mr. Scott Morton was appointed to the Board of Directors in August 1997.

    The election of each nominee requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. The Board recommends a vote FOR the election of each of the nominees listed below. If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that would have otherwise been voted for such nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

    The following information has been furnished to the Company by the respective nominees for director.

                                                                                              DIRECTOR
  NAMES OF NOMINEES                         PRINCIPAL OCCUPATION                        AGE    SINCE
---------------------   -------------------------------------------------------------   ---   --------
John W. Castro          President and Chief Executive Officer of Merrill Corporation    49     1981
Richard G. Lareau       Partner, Oppenheimer Wolff & Donnelly LLP (law firm)            69     1981(1)
Paul G. Miller          Chairman, Executive Committee, LSC, Incorporated (proprietary   75     1985
                          software and systems consulting firm)
Robert F. Nienhouse     Private Investor                                                50     1986
Rick R. Atterbury       Executive Vice President of Merrill Corporation                 44     1989
Ronald N. Hoge          President and Chief Executive Officer, MagneTek, Inc.           52     1991
                          (electrical equipment manufacturer)
James R. Campbell       Executive Vice President, Norwest Corporation (bank holding     55     1994
                          company)
Frederick W. Kanner     Partner, Dewey Ballantine (law firm)                            55     1996
Michael S. Scott        Professor of Management, Massachusetts Institute of             60     1997
Morton                    Technology (university)

------------------------
(1) Mr. Lareau was also the incorporator of the Company and served as its first director before his resignation in October 1968.

OTHER INFORMATION ABOUT NOMINEES

    Except as indicated below, there has been no change in principal occupations or employment during the past five years for the nominees for election as directors.

    Mr. Castro also serves as a Director of BMC Industries, Inc.

    Mr. Lareau has been a member of the law firm of Oppenheimer Wolff & Donnelly LLP for over 38 years. Oppenheimer Wolff & Donnelly LLP has provided and is expected to continue to provide legal services to the Company. Mr. Lareau also serves as a Director of Ceridian Corporation, Northern Technologies International Corporation and Nash Finch Company, and as a Trustee of Mesabi Trust.

    Mr. Miller was also Chairman, Secretary and Treasurer of LSC, Incorporated from January 1992 to December 1996. He was also Chairman from 1987 to 1995, and President and Chief Executive Officer from 1993 to 1995 of Supercomputer Systems, Inc.

    Mr. Hoge was President of Aerospace Equipment Systems division of AlliedSignal, Inc. from August 1993 to July 1996, and President and Chief Executive Officer of Onan Corporation from June 1986 until August 1993. He also serves as a Director of MagneTek, Inc.

    Mr. Campbell has also served as President, Chief Executive Officer and a director of Norwest Bank Minnesota, N.A. since October 1984. He serves as a Director of Allianz Life Insurance Company of North America.

    Mr. Kanner has been a partner in the law firm of Dewey Ballantine since 1976. He also serves as a Director of National Benefit Life Insurance Company.

    Mr. Scott Morton has held various positions at the Massachusetts Institute of Technology (MIT) since 1966. Since 1989, he has served as the Jay W. Forrester Professor of Management at MIT. He also serves as a Director of Sequent Computer Systems, MetLife Insurance Company Series Funds, and privately held Wilder Corp., and as a Trustee of State Street Research and Management.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

    Standing committees of the Board of Directors include the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee.

    The Audit Committee provides assistance to the Board in satisfying its responsibilities relating to the accounting, auditing, operating and reporting practices of the Company. The Audit Committee recommends to the Board the retention of independent accountants, reviews the performance of such accountants and considers recommendations concerning improvements in internal accounting controls. The Audit Committee also approves the membership of, and provides counsel to, a management committee responsible for the design, administration and selection of investment options for the Company's Retirement Plan. The members of the Audit Committee are Messrs. Hoge (Chairman), Miller and Nienhouse. The Audit Committee met on three occasions during fiscal 1998.

    The Compensation Committee reviews general programs of compensation and benefits for all employees of the Company and sets the compensation to be paid to the Company's officers. The Compensation Committee also serves as the disinterested committee administering the Company's 1987 Omnibus Stock Plan, 1993 Stock Incentive Plan, and the 1996 Non-Statutory Stock Option Plan.

The members of the Compensation Committee are Messrs. Lareau, (Chairman), Campbell and Kanner. The Compensation Committee met or took action by written consent on five occasions during fiscal 1998.

    The Nominating Committee reviews and makes recommendations from time to time to the Board with respect to candidates for directors of the Company and compensation of Board members, and assignment of directors to committees of the Board. The Nominating Committee also reviews, at least annually, the composition of the Board regarding experience, expertise and special knowledge required for effective discharge of responsibilities; Board procedures, its size, and membership; and the structure, membership and charters of the Board's standing and ad hoc committees. The members of the Nominating Committee are Messrs. Campbell (Chairman), Nienhouse and Hoge. The Nominating Committee met on two occasions during fiscal 1998. The Nominating Committee will consider for nomination nominees submitted by other directors and shareholders. Shareholders who wish to recommend persons for election as directors at the 1999 Annual Meeting of Shareholders may do so by submitting to the Secretary of the Company in writing on or before January 15, 1999: (i) the name and address of the person or persons to be nominated; (ii) the name and address of the shareholder who intends to make the nomination and a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (v) the signed consent of each nominee to serve as a director of the Company if so elected.

    The Executive Committee may exercise all the powers of the Board of Directors which may by law be exercised by an executive committee during the intervals between Board meetings. These powers include the power to authorize the issuance of capital stock, and approve transactions of the Company involving consideration of no more than $5 million, unless in the Committee's discretion, it determines immediate action is required. This Committee is specifically authorized to declare and pay regular quarterly dividends on the Company's Common Stock. The members of the Executive Committee include the Chief Executive Officer of the Company, who serves as the Committee's Chairman, and two non-management members of the Board. Current members of the Executive Committee are Messrs. Castro (Chairman), Miller and Lareau. The Executive Committee met or took action by written consent on five occasions during fiscal 1998.

    The Company's Board of Directors held six meetings during fiscal 1998. All of the directors attended at least 75% of all of the meetings of the Board of Directors and all committees on which they served during fiscal 1998.

DIRECTORS' COMPENSATION

    Directors who are employees of the Company receive no separate compensation for their services as directors. Non-employee directors received a retainer of $12,000 per year ($15,000 for the Chairman of the Board), and fees for attendance at Board and committee meetings of $1,000 per meeting, provided that attendance fees are not paid for participation in meetings the chair of such committee determines are brief meetings. The Company is in the process of evaluating it's compensation to directors and expects to revise the compensation in the near term. The Company's 1996 Non-Employee Director Plan (the "Director Plan") provides for automatic non-qualified option grants to the Company's non-employee directors (the "Options") and payment of one-half of the non-employee directors' annual cash retainer in the form of Common Stock (the "Retainer Stock"). In accordance with the terms of the Director Plan, new non-employee directors of the Company who are first elected or appointed to the Board to fill new directorships or vacancies are automatically granted, on a one-time basis, on the date of their election or appointment, non-qualified options to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant (the "Initial Election Grant"). In addition to the Initial Election Grant, commencing with the annual meeting of shareholders of the Company that first occurs following the date that the non-employee director is first elected or appointed to the Board, each non-employee director who is re-elected to the Board at an annual meeting of the Company's shareholders will be granted Options to purchase 6,000 shares of Common Stock at such time, at an exercise price equal to the fair market value on the date of grant. The Options become exercisable, in the case of the Initial Election Grant, on a cumulative basis with respect to 20% of the shares on each anniversary of the date of grant, and, in the case of Options granted in connection with an annual meeting, in full six months following the date of grant. Each Option expires and is no longer exercisable ten (10) years from its date of grant. In addition to the Option grants under the Director Plan, the non-employee directors receive payment for one-half of their annual cash retainer in the form of Common Stock. Each non-employee director, receives such number of shares of Common Stock as equals $6,000 divided by the average of the fair market value of one share of Common Stock for the 10 trading days immediately preceding the date of such annual meeting, and $6,000 in cash. Currently, of the 400,000 shares of Common Stock reserved for issuance under the Director Plan, 6,694 shares have been issued, and options to purchase 92,000 shares have been granted.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee consists of three non-employee directors and meets two to four times a year. A more complete description of the functions of the Compensation Committee is set forth above under the caption "Information About the Board and its Committees."

    COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to pay for performance. The executive compensation program is intended to provide an overall level of compensation opportunity that the Committee believes, based on its own judgment and experience, and on periodic studies by executive compensation consultants, is competitive with other companies within its industry group. The objectives of the Company's executive compensation program are:

    - To establish annual base salaries and incentives that will attract and retain key executives.

    - To reward executives for achievement of annual performance and financial goals.

    - To encourage executive stock ownership and appreciation of long-term shareholder returns.

    Actual compensation levels are based on annual and long-term Company and individual performance and may be greater or less than compensation levels at other companies.

    EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, annual cash bonus incentives and long-term ownership incentives in the form of stock options.

    BASE SALARY. Base pay levels of executives are determined generally by considering the potential impact of the individual on the Company and its performance, the skills and experiences required by the position, the performance of divisions or departments under the executive's control, the achievement of defined business objectives and personal and corporate development goals, and finally, the overall performance of the Company. Base salaries for executives are maintained at levels that the Compensation Committee believes, based upon its own judgment and experience, are lower than the median for other companies of comparable size and complexity (which are not necessarily the companies included in the performance graph included on page 14 in this proxy statement), and the annual cash bonus incentives are designed to offer greater potential compensation than the median in other companies.

    John W. Castro, the Company's Chief Executive Officer, and Rick R. Atterbury, the Company's Executive Vice President, have employment agreements with the Company entered into in 1989 and 1987, respectively. These agreements provide for automatic renewal from year to year for consecutive one-year terms unless either the employee or the Company gives either party 60 days advance written notice of termination. For the fiscal year ended January 31, 1998 Mr. Castro's base salary was $300,000 per year and Mr. Atterbury's was $225,000 per year. Effective April 15, 1998, the base salaries for Messrs. Castro and Atterbury were increased to $375,000 and $275,000, respectively. The base salaries for Messrs. Castro and Atterbury have not been adjusted since February 1994. The base salaries of certain other executives were increased during the last fiscal year. Base salary increases were given to executives based on performance and to ensure market competitiveness. Consistent with the Company's executive compensation strategy, executive base salaries continue to be below the median as compared to similar companies.

    ANNUAL CASH BONUS INCENTIVES. For all other executives other than Messrs. Castro and Atterbury, annual incentive opportunity is based upon performance against goals established in the Executive Incentive Plan. A predetermined overall Company goal (as measured by earnings per share) must be met before any such executive is eligible for annual cash bonuses. In addition, for business unit executives, business unit financial thresholds must also be met before such executive will be eligible for an annual cash bonus. Assuming these goals are met, awards paid out under this plan are based upon performance against quantitative goals such as overall company goals and pre-determined business unit financial goals as well as individual contribution. The Company's Chief Executive Officer makes a recommendation to the Committee as to the amount of each cash incentive bonus. The Committee makes a final bonus award, taking into account the recommendation of the Chief Executive Officer as well as using its own judgment and experience. The Committee places greater emphasis on annual Company performance for determining cash incentive bonuses than for determining individual base salaries. In Fiscal 1998, the targeted earnings per share goal was significantly exceeded.

    Pursuant to their employment agreements, Mr. Castro and Mr. Atterbury receive cash bonuses based on the Company's net income per share. Thus, their overall compensation is directly related to the Company's profit performance for each fiscal year. For each one cent of net income per share up to the prior fiscal year's net income per share, Mr. Castro and Mr. Atterbury receive cash bonuses of $4,000 and $2,400, respectively, and for each additional one cent of net income per share above the prior fiscal year's net income per share, they receive additional cash bonuses of $10,000 and $6,000, respectively. The bonus amounts have been adjusted due to the September 1997 two-for-one stock split; however, the bonus plans for Messrs. Castro and Atterbury remain unchanged. For the fiscal year ended January 31, 1998, Messrs. Castro and Atterbury received cash bonuses, based on primary earnings per share of $1.50, of $700,000 and $504,000, respectively. In addition, Mr. Castro earned, but deferred, receipt of an additional $140,000 in bonus. Due to the adoption of Statement of Financial Accounting Standard (SFAS) No. 128 "Earnings Per Share", the diluted net income per share for fiscal 1998 was $1.54. Diluted net income per share will be used as the base for calculating fiscal year 1999 bonuses for Messrs. Castro and Atterbury.

    LONG-TERM OWNERSHIP INCENTIVE. Long-term incentives are provided in the form of stock options that are granted from time to time at or above market value at date of grant and generally become exercisable proportionately over a period of five years. Grants of stock options are made by the Compensation Committee in its discretion based upon the recommendation of the Company's Chief Executive Officer and the Vice President -- Human Resources, as well as the Committee's judgment as to the executive's contribution toward Company performance and expected contribution toward meeting the Company's long-term strategic goals and increases in shareholder returns. The value received by the executives from option grants depends completely on increases in the market price of the Company's Common Stock over the option exercise price. Thus, this component of compensation is aligned directly with increases in shareholder value.

                                                 Richard G. Lareau, Chair
                                                        James R. Campbell
                                                      Frederick W. Kanner
                                              MEMBERS OF THE COMPENSATION
                                                                COMMITTEE

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in fiscal 1998.

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                             ANNUAL COMPENSATION     ------------
                                                             -------------------      SECURITIES
                                                                         BONUS        UNDERLYING        ALL OTHER
           NAME AND PRINCIPAL POSITION              YEAR      SALARY      (1)        OPTIONS (2)    COMPENSATION (3)
-------------------------------------------------   ----     --------   --------     ------------   -----------------
John W. Castro                                      1998     $300,000   $840,000(4)       69,000    $        44,824
  President and Chief Executive                     1997     $300,000   $693,000             -0-    $        28,583
  Officer                                           1996     $300,000   $250,000             -0-            $32,162

Rick R. Atterbury                                   1998     $225,000   $504,000          69,000    $        35,890
  Executive Vice President -- Operations            1997     $225,000   $415,800          60,000    $        22,477
                                                    1996     $225,000   $150,000             -0-            $22,625

Kay A. Barber                                       1998     $162,500   $135,300          13,800    $        16,800
  Vice President, Chief Financial Officer and       1997(5)  $144,790   $124,500          40,000    $        11,740
  Treasurer                                         1996     $ 53,820   $ 15,000          20,000                -0-

Steven J. Machov                                    1998     $140,834   $120,700          27,600    $        15,169
  Vice President, General                           1997     $132,915   $113,550          20,000    $        10,645
  Counsel and Secretary                             1996     $125,000   $  9,167             -0-            $10,500

Kathleen A. Larkin                                  1998     $107,500   $103,550          13,800    $        12,225
  Vice President -- Human Resources                 1997     $ 98,963   $ 95,000          20,000    $         8,467
                                                    1996     $ 90,827        -0-          30,000            $ 9,158

------------------------

(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though all or part of such bonuses were actually calculated and paid in the following year.

(2) Amounts have been adjusted for a two-for-one stock split effected in October 1997.

(3) "All Other Compensation" for fiscal 1998 includes: (i) amount of $11,200 each for Mr. Castro, Mr. Atterbury, Ms. Barber, Mr. Machov, and Ms. Larkin contributed by the Company to its defined contribution retirement plan; and
    (ii) premium payments under life insurance policies on the lives of the executives at the following incremental costs to the Company: Mr. Castro $909, and Mr. Atterbury $607; and (iii) contributions by the Company to its Supplemental Retirement Plan: Mr. Castro $32,715, Mr. Atterbury $24,083, Ms. Barber $5,600, Mr. Machov $3,969, and Ms. Larkin $1,025.

(4) Mr. Castro deferred receipt of $140,000 of this amount.

(5) Ms. Barber joined the Company on August 28, 1995.

OPTIONS

    The following tables summarize option grants and exercises during fiscal 1998 to or by the executive officers named in the Summary Compensation Table above, and the potential realizable value of the options held by such persons at the end of fiscal 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                              --------------------------------------------------------------    POTENTIAL REALIZABLE
                               NUMBER OF                                                              VALUE AT
                              SECURITIES                                                      ASSUMED ANNUAL RATES OF
                              UNDERLYING    PERCENT OF TOTAL                                  STOCK PRICE APPRECIATION
                                OPTIONS      OPTIONS GRANTED      EXERCISE OR                   FOR OPTION TERM (3)
                              GRANTED (#)    TO EMPLOYEES IN         BASE        EXPIRATION   ------------------------
            NAME                (1)(2)         FISCAL YEAR       PRICE ($/SH)       DATE        5% ($)       10% ($)
----------------------------  -----------  -------------------  ---------------  -----------  -----------  -----------
John W. Castro                    69,000              6.1%        $    12.625       5/20/02   $   240,675  $   531,830
Rick R. Atterbury                 69,000              6.1%        $    12.625       5/20/02   $   240,675  $   531,830
Kay A. Barber                     13,800              1.2%        $    12.625       5/20/02   $    48,135  $   106,366
Steven J. Machov                  27,600              2.4%        $    12.625       5/20/02   $    96,270  $   212,732
Kathleen A. Larkin                13,800              1.2%        $    12.625       5/20/02   $    48,135  $   106,366

------------------------

(1) These options were granted under the Company's 1993 Stock Incentive Plan (the "1993 Plan") and have been adjusted to reflect a two-for-one stock split effected in October 1997. Options become exercisable under the plan so long as the executive remains in the employ of the Company or one of its subsidiaries. To the extent not already exercisable, options under the 1993 Plan become immediately exercisable in full upon certain changes in control of the Company and will remain exercisable during the remaining term thereof, whether or not the executive to whom the options have been granted remains an employee of the Company or a subsidiary. See "Change in Control Arrangements" below for the definition of "Change in Control" under this plan.

(2) These options were granted with an exercise price equal to the market price on the date of grant. The options are exercisable in installments. The options become exercisable as to 20% one year after the date of grant and as to an additional 20% each year thereafter, with the final installment exercisable on or after November 20, 2001.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock and the executive's continued employment with the Company. The amounts are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                   SHARES                    UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS
                                ACQUIRED ON      VALUE      FISCAL YEAR END (#) (2)    AT FISCAL YEAR END ($) (4)
                                  EXERCISE     REALIZED    --------------------------  --------------------------
             NAME                (#) (1)(2)     ($) (3)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------  ------------  -----------  -----------  -------------  -----------  -------------
John W. Castro                      120,000   $   619,500      -0-            69,000   $   -0-      $     474,375

Rick R. Atterbury                    69,000   $   481,875      36,000        144,000   $   171,000  $   1,168,500

Kay A. Barber                       -0-       $   -0-          12,000         61,800   $   129,750  $     625,125

Steven J. Machov                     12,000   $   112,195      -0-            55,600   $   -0-      $     434,000

Kathleen A. Larkin                    8,000   $    87,000       4,000         51,800   $    45,500  $     527,125

------------------------

(1) Under both the 1987 Omnibus Stock Plan and 1993 Plan, the exercise price may be paid in cash or, in the Compensation Committee's discretion, by delivery of a promissory note or previously acquired shares of the Company's common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(2) Adjusted to reflect a two-for-one stock split effected in October 1997.

(3) Value calculated as the market value on the date of exercise less the option exercise price.

(4) Value calculated as the market value on January 31, 1998 ($19.50), the average of the bid and asked price as reported on the Nasdaq National Market, less the option exercise price. Options are in-the-money if the market price of the shares exceeds the option exercise price.

                         COMPARATIVE STOCK PERFORMANCE
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                           AMONG MERRILL CORPORATION,
                           THE S&P SMALLCAP 600 INDEX
         AND THE DOW JONES OTHER INDUSTRIAL & COMMERICAL SERVICES INDEX

    The following graph compares the cumulative total shareholder return of the Company's Common Stock with a cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's Smallcap 600 Index and the Dow Jones Other Industrial & Commercial Services Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                   DOW JONES OTHER INDUSTRIAL
              MERRILL CORPORATION        S & P SMALLCAP 600          & COMMERCIAL SERVICES
1/93                             $100                    $100                                $100
1/94                              180                     118                                 109
1/95                               89                     109                                 102
1/96                               93                     143                                 127
1/97                              145                     177                                 143
1/98                              232                     214                                 173

* $100 invested on 1/31/93 in stock or index -- including reinvestment of dividends. Fiscal year ending January 31.

Source: Research Data Group

EMPLOYMENT AGREEMENTS

    Effective February 1, 1989, Mr. Castro entered into a one-year employment agreement with the Company under which he serves as its President and Chief Executive Officer, and effective February 1, 1987, Mr. Atterbury entered into a three-year employment agreement with the Company under which he serves as its Executive Vice President. Mr. Atterbury's employment agreement was amended effective February 1, 1990, February 1, 1994 and April 8, 1998, and Mr. Castro's agreement was also amended effective February 1, 1994 and April 8, 1998. Each employment agreement provides for an automatic renewal from year to year for consecutive one year terms unless either the employee or the Company gives the other party 60 days advance written notice of termination. For services performed under their respective agreements, Mr. Castro receives an annual base salary of $300,000 and Mr. Atterbury receives an annual base salary of $225,000. Cash bonuses for Mr. Castro and Mr. Atterbury are based on the Company's net income per share. For each one cent of net income per share up to the prior fiscal year's net income per share, Mr. Castro and Mr. Atterbury receive cash bonuses of $2,000 and $1,200, respectively, and for each additional one cent of net income per share they receive additional cash bonuses of $5,000 and $3,000, respectively. Mr. Castro and Mr. Atterbury also receive an annual transportation allowance of $12,000 and $7,200, respectively. For a discussion of the "change in control" provisions in these agreements, see "Change in Control Arrangements" below. Upon termination of employment under their amended agreements, each has agreed not to compete with the Company for 18 months if the Company elects to continue paying his base salary during the restrictive period.

CHANGE IN CONTROL ARRANGEMENTS

    Pursuant to two stock-based benefit plans of the Company and employment agreements with two executive officers of the Company named in the Summary Compensation Table above, benefits would be paid or existing non-vested awards would be accelerated in connection with a change in control of the Company.

    Under the Company's 1993 Plan, in the event a "change in control" of the Company occurs, if approved by the committee administering the plan, (a) all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary,
(b) all outstanding restricted stock awards will become immediately fully vested and nonforfeitable, and (c) all outstanding performance units, if any, will vest and/or continue to vest in the manner determined by the committee. In addition, the committee, without the consent of any affected participant, may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value immediately before the effective date of such change in control over the exercise price per share of the options.

    For purposes of the 1993 Plan, a "change in control" means (i) the sale or other transfer of substantially all of the Company's assets, (ii) a merger or consolidation involving the Company if less than 80% of the voting stock of the surviving company is held by persons who were shareholders of the Company immediately before the merger or consolidation, (iii) ownership by any person or group of 20% or more of the Company's voting stock, (iv) a change in the composition of the Board such that individuals who constitute the Board on the effective date of the 1993 Plan cease for any reason to constitute at least a majority of the Board (with exceptions for individuals who are nominated or otherwise approved by the current Board), or (v) any change of control that is required to be reported under Section 13 or 15(d) of the Securities Exchange Act of 1934.

    Under the Company's 1987 Omnibus Stock Plan (the "1987 Plan"), upon the occurrence of a "change in control" of the Company, all outstanding options will become immediately exercisable in full and will remain exercisable during the remaining term thereof, whether or not the participants to whom the options were granted remain employees of the Company or a subsidiary, and all restrictions with respect to outstanding restricted stock awards will immediately lapse. The acceleration of the exercisability of options or the vesting of restricted stock awards under this plan may be limited, however, if the acceleration is subject to an excise tax imposed upon "excess parachute payments." Under this plan, a "change in control" means, absent the approval of the continuity directors of the Company (directors as of the effective date of the 1987 Plan and additional directors nominated by other "continuity directors"), (a) the sale or other transfer of substantially all of the Company's assets, (b) the approval by the Company's shareholders of a plan of liquidation, (c) a change in control that would be required to be reported in a Current Report on Form 8-K, (d) ownership by any person or group of 20% or more of the Company's outstanding voting stock, or (e) the continuity directors ceasing to constitute a majority of the Board of Directors.

    Under their respective employment agreements with the Company, Messrs. Castro and Atterbury are entitled to receive certain benefits if, following a "change in control" of the Company, either terminates their employment relationship for specified reasons (including by reason of a change in duties, relocation of the Company, certain changes in benefits, failure by any successor of the Company to assume the agreement, purported termination by the Company not expressly authorized by the agreement or any breach of the agreement by the Company). In such a case, the Company will make a lump sum cash payment to the executive in an amount equal to 2.99 times the average annual compensation received by the executive from the Company and includable in the executive's gross income during the five most recent taxable years ending before the change in control (less any amounts received under other plans considered to be "parachute payments" under Section 280G of the Internal Revenue Code) and any legal fees incurred in enforcing the agreement.

    A "change in control" for purposes of these employment agreements means, unless approved by two-thirds of the continuity directors of the Company (directors as of the date of the employment agreement and additional directors nominated by other "continuity directors"), (a) a merger or consolidation involving the Company if less than 50% of the voting stock of the surviving company is held by persons who were shareholders of the Company immediately before the merger, (b) a change in control that would be required to be reported in response to Schedule 14A under the Securities Exchange Act of 1934, (c) ownership by any person or group of more than 20% of the Company's voting stock, or (d) any person or group becoming, through or pursuant to a "tender offer" as defined in the Securities Exchange Act of 1934, the owner of more than 10% of the Company's voting stock.

    If a "change in control" of the Company had occurred as of February 1, 1998, Mr. Castro would have been entitled to receive a lump sum payment of approximately $2,706,000 under his employment agreement and Mr. Atterbury would have been entitled to receive a lump sum payment of approximately $2,162,000 under his employment agreement.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Company's Board of Directors are Messrs. Lareau, Campbell and Kanner, all of whom are non-employee directors. Mr. Lareau was formerly a non-employee officer of the Company as Assistant Secretary from 1981 to 1985 and Secretary from 1985 to 1989. Mr. Lareau is a partner in the law firm of Oppenheimer Wolff & Donnelly LLP, which provided legal services to the Company.

                              CERTAIN TRANSACTIONS

    On November 25, 1996, the Company entered into a $40 million revolving Credit Agreement (the "Credit Agreement") with First Bank, N.A., as agent and Norwest Bank Minnesota, N.A., as bank ("Norwest Bank"). James R. Campbell, a director of the Company, is an Executive Vice President of Norwest Corporation, the parent company of Norwest Bank. As of April 29, 1998, $3,900,000 was outstanding under the Credit Agreement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based on review of the copies of such reports furnished to the Company during the period ended January 31, 1998, and based on representations by such persons, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were complied with, except Mr Atterbury filed one Form 4 late involving a transaction mistakenly believed to be reportable on a deferred basis on either a subsequent Form 4 or year-end Form 5.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

    Shareholder proposals intended to be presented in the proxy material relating to the next Annual Meeting of Shareholders must be received by the Company on or before January 7, 1999.

                                 OTHER BUSINESS

    The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

                                 ANNUAL REPORT

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended January 31, 1998 accompanies this Notice of Annual Meeting and Proxy Statement. The Annual Report describes the financial condition of the Company as of January 31, 1998.

    THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED JANUARY 31, 1998 TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY AS OF APRIL 1, 1998, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT ON FORM 10-K. SUCH REQUESTS SHOULD BE SENT TO: MERRILL CORPORATION, ONE MERRILL CIRCLE, ST. PAUL, MINNESOTA 55108, ATTENTION: SECRETARY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Steven J. Machov
                                          SECRETARY

May 7, 1998
St. Paul, Minnesota

                                   THIS PROXY IS SOLICITED ON BEHALF OF THE
                                   BOARD OF DIRECTORS
                                   The undersigned hereby appoints John W.
                                   Castro and Richard G. Lareau, and each of
                                   them, as Proxies, each with the power to
                                   appoint his substitute, and hereby authorizes
                                   each of them to represent and to vote, as
                                   designated below, all the shares of common
MERRILL CORPORATION                stock of Merrill Corporation held of record
One Merrill Circle       Proxy     by the undersigned on April 1, 1998, at the
Saint Paul, MN                     Annual Meeting of Shareholders to be held on
55108                              May 28, 1998, or any adjournment thereof.
------------------------------

1.   ELECTION OF            / / FOR all nominees        / / AGAINST all nominees
     DIRECTORS              listed below                    listed below
                              (except as marked to
                                the contrary below)

(INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
                                NOMINEE'S NAME.)

RICK R. ATTERBURY                RONALD N. HOGE                   PAUL G. MILLER
JAMES R. CAMPBELL                FREDERICK W. KANNER              MICHAEL S. SCOTT MORTON
JOHN W. CASTRO                   RICHARD G. LAREAU                ROBERT F. NIENHOUSE

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                          PLEASE SIGN ON REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM 1 ON THE REVERSE.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------
                                                    Dated: ______________, 1998.
                                                    ____________________________

                                                    Signature
                                                    ____________________________

                                                    Signature if held jointly

                                                    PLEASE MARK, SIGN, DATE AND
                                                    RETURN THE PROXY CARD
                                                    PROMPTLY USING THE ENCLOSED
                                                    ENVELOPE, WHICH REQUIRES NO
                                                    POSTAGE IF MAILED IN THE
                                                    UNITED STATES.